                           Biomedical Value Fund, L.P.
                      Biomedical Offshore Value Fund, Ltd.
                                       c/o
                            Great Point Partners, LLC
                           2 Pickwick Plaza, Suite 450
                               Greenwich, CT 06830


                                                             February 10, 2004

Delta Opportunity Fund, Ltd.
Delta Opportunity Fund (Institutional), LLC
c/o Diaz & Altschul Advisors, LLC
Attn: Mr. Chris Mooney
Chief Financial Officer
745 Fifth Avenue
Suite 3001
New York, NY 10151

         Re: Purchase of 925,000 shares of common stock of Valentis, Inc.
         ----------------------------------------------------------------
Dear Chris:

         This will confirm the agreement of Biomedical Value Fund, L.P. ("BMVF") and Biomedical Offshore Value Fund, Ltd. ("BMOVF" and collectively with BMVF, "Purchasers" and each a "Purchaser") to purchase an aggregate of 925,000 shares of fully registered and freely tradable common stock of Valentis, Inc. (the "Company") CUSIP 91913E02, ("Shares"), of which 618,745 shares shall be sold by Delta Opportunity Fund, Ltd. ("DOF") and 306,255 shares by Delta Opportunity Fund (Institutional), LLC ("DOFI" and, collectively with DOF, "Sellers" and each a "Seller") and the agreement of Sellers to sell the Shares to Purchasers, at closing. BMVF shall purchase 786,250 of such Shares, and BMVOF shall purchase 138,750 such Shares.

         1. Purchase Price. The purchase price per share shall be $3.10, and the aggregate purchase price shall be $2,867,500 (the "Purchase Price"). The Purchase Price shall be payable at closing by wire transfer of immediately available U.S. funds as follows:

                  With respect to DOF, the sum of $1,918,109.50 to


                             [WIRE INSTRUCTIONS]

                  With respect to DOFI, the sum of $949,390.50 to


                             [WIRE INSTRUCTIONS]

         2. Sellers' Representations, Warranties and Covenants. Each Seller represents, warrants and covenants as to itself only and not as to the other Seller that:

                  (a) Seller has and at closing will have all corporate or other power to execute and deliver this Agreement and has and at closing will have all corporate or other authority necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

                  (b) At closing, the Seller shall have good, marketable and valid title to the Shares which it is selling hereunder and Purchasers shall acquire all of such Seller's right, title and interest therein free and clear of all liens, claims, encumbrances or adverse interests whatsoever.

                  (c) The Shares at closing shall not be restricted securities within the meaning of Rule 144(a)(3) of the Securities Act of 1933, as amended, and shall be subject to a valid and effective registration statement as to which no stop order has been issued and is then currently in effect.

                  (d) Each Seller shall use good faith efforts to satisfy the conditions to closing set forth in Section 5 below.

         3. Purchasers' Representations and Warranties. Each Purchaser represents and warrants as to itself only and not as to the other Purchaser that:

                  (a) Purchaser has and at closing will have all corporate or other power to execute and deliver this Agreement and has and at closing will have all corporate or other authority necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms.

                  (b) Purchaser is aware that Sellers or their affiliates by reason of their relationship to the issuer have had access to certain information (the "information") which may be material regarding the issuer, its financial condition, results of operations, management, projections and businesses, which information the Purchasers may not have. Except for the specific representations, warranties and covenants set forth above for each Seller, such Purchaser is not and will not rely on any information or representation provided by either Seller. Such Purchaser further expressly acknowledge and agree that the Sellers have no obligation to provide such Purchaser with any information about the Company and/or its securities except as expressly set forth above. Such Purchaser hereby waive and release each Seller from or in connection with any liability, loss or claim that such Purchaser may suffer due to or arising out of either Seller's disclosure or non-disclosure of information to either or both of the Purchasers. Such Purchaser expressly acknowledge that neither Seller is making any representation about the Company's business, financial condition, operations or prospects. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated hereunder and of bearing the entire economic risk thereof.

         4. Registration Instruction. Purchasers shall, or shall cause its prime broker to, promptly upon execution hereof to send to issuer's transfer agent Share registration instructions.

         5. Conditions to Closing. Neither party shall be obligated to close this transaction unless, and subject to Section 2(d) above, within ten (10) business days of the date hereof (the "Term"), Sellers shall have obtained all necessary consents, opinions and authorizations from the Company, its counsel or other third parties required to enable the Shares to be transferred to Purchasers without restrictive legend pursuant to that certain Registration Statement on Form S-3 covering the Shares. This Agreement will automatically terminate and be of no further binding force or effect on either party in the event that, notwithstanding satisfaction by Sellers of Section 2(d) above, such condition is not satisfied during the Term. No liability to either party will result in the event that, notwithstanding satisfaction by Sellers of Section 2(d) above, such condition is not or cannot be satisfied during the Term.

         6. Closing. Payment of the Purchase Price for the Shares as hereinabove provided, shall occur and must be made upon receipt by Purchasers of confirmation from Goldman, Sachs & Co., Purchasers' prime broker, of its receipt of the Shares on behalf of Sellers, conforming in all respects to this Agreement.

         7. This agreement shall be valid upon countersignature of Sellers, which may be executed in two or more counterparts, each of which shall be an original, but, when taken together, shall constitute a single instrument.

         8. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Please countersign this letter in the space provided to signify your agreement herewith.


                                           Biomedical Value Fund, L.P.
                                           Biomedical Offshore Value Fund, Ltd.
                                           By: Great Point Partners, LLC
                                                  Investment Manager

                                           By:
                                                  ------------------------------
                                                  David Gerber
                                                  Chief Financial Officer


         Sellers:

         Delta Opportunity Fund, Ltd.
         By:      Diaz & Altschul Advisors, LLC
                  As Investment Advisor

         By:
                  --------------------------------------------
                  Christopher S. Mooney
                  Chief Financial Officer


         Delta Opportunity Fund (Institutional), LLC
         By:      Diaz & Altschul Management, LLC
                  Managing Member

         By:
                  --------------------------------------------
                  Christopher S. Mooney
                  Chief Financial Officer